Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-162885) of Merck & Co., Inc. of our report dated June 26, 2012, relating to the financial statements of MSD Employee Stock Purchase and Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLC

New York, New York

June 26, 2012